                                                                      Exhibit 23

                              CONSENT OF KPMG LLP

The Board of Directors
FMC Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683
and 333-68905) and the Registration Statement on Form S-3 (No. 333-59543) of FMC Corporation of our report dated February 9, 2001 relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-K of FMC Corporation.

/s/ KPMG LLP

Chicago, Illinois
March 26, 2001